SOUTHWESTERN ENERGY COMPANY 2013 INCENTIVE PLAN, AS AMENDED
PERFORMANCE CASH UNIT AWARD AGREEMENT

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (“Southwestern”), has on this __ day of ________, 202_ (the “Award Date”) granted to _______________ (the “Participant”) an award in the form of cash units (the “Award”), the value of which depends on the performance of the Company over a specified time period (the “Performance Cash Units”). This Award is subject to the terms of this Performance Cash Unit Award Agreement (the “Agreement”) and is made pursuant to the Southwestern Energy Company 2013 Incentive Plan, as Amended (the “Plan”) and the Southwestern Energy Company Guidelines for Performance Cash Units Awards (the “Guidelines”) thereunder, both of which are incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the meaning provided in the Plan or the Guidelines.

1.Acceptance of Terms and Conditions. By acknowledging and accepting this Award, Participant agrees to be bound by the terms and conditions of this Agreement, the Plan (including, without limitation, Section 12 of the Plan), the Guidelines and all conditions established by Southwestern in connection with awards issued under the Plan and in accordance with the Guidelines, and Participant further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against Southwestern or any Subsidiary (collectively, the “Company”) directly or indirectly, or give rise to any cause of action at law or in equity against the Company. To vest in the Performance Units described in this Award, Participant must accept this Award. If Participant fails to accept this Award prior to the first Vesting Date, the Award will be cancelled and forfeited.

2.Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan, Guidelines and this Agreement, effective as of the Award Date, Southwestern hereby grants the Participant ______ Performance Cash Units. Each Performance Cash Unit will have a “Target Value” of $1.00.

3.Performance Period. The Performance Cash Units granted hereunder will become payable based on the results of the Performance Measures described in Section 5 below over the Performance Period, which, as determined by the Compensation Committee (the “Committee”), shall be the period beginning _______, 202_ and ending __________, 202_.

4.Vesting. Subject to Section 8 and Section 10 below, 100% of the Performance Cash Units will vest on the 3rd anniversary of the Award Date (“Vesting Date”), provided Participant is employed on the Vesting Date.

5.Performance Measures. The Performance Measures, the weight that each Performance Measure carries with respect to the determination of the Payment Value of each Performance Cash Unit, and the Performance Targets for each Performance Measure are set forth below and are used to calculate the Payment Value in paragraph 6:

Performance Measure	Weight	Performance Targets
		Threshold	Target	Maximum

Total	100%
6.Calculation of Payment Value.

(a)The Committee shall certify in writing whether and to what the extent the Performance Target for each Performance Measure for the Performance Period has been met using, to the extent applicable, Southwestern’s audited financial statements.

(b)The Committee will determine a “Payment Value” for each Performance Cash Unit by calculating the sum of the products of the “Result” of each Performance Measure, the weighting for each Performance Measure and $1.00. The “Result” for each Performance Measure (i) at Target is 100%, (ii) at Threshold is 50% and (iii) at Maximum is 200%. The Result for each Performance Measure below Threshold is zero. The result between Threshold and Target and between Target and Maximum will be determined by linear interpolation. Regardless of actual performance, the Result cannot be over 200%. The “Total Payout” to the Participant will be determined by multiplying the Payment Value per Performance Cash Unit by the number of vested Performance Cash Units held by the Participant.

7.Payout. Subject to Section 10 below, Southwestern shall deliver to the Participant an amount in cash equal to the Total Payout less applicable tax withholdings (as set forth in Section 13), within 30 days following the Vesting Date.

8.Termination of Employment.

(a)Termination for Cause. If the Participant’s employment with the Company is terminated by the Company for Cause, all outstanding vested and unvested Performance Cash Units granted to the Participant shall expire at the commencement of business on the date of such termination, and no payment shall be made to the Participant with respect thereto.

(b)Termination due to Death, Disability or Retirement. If the Participant’s employment with the Company is terminated as a result of the Participant’s death, Disability, or Retirement, a portion of the unvested Performance Cash Units (to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision of this Agreement, the Plan or the Guidelines), shall vest on the date of such termination and the remaining unvested Performance Cash Units shall expire at the commencement of business on the date of such termination, and no payment shall be made to the Participant with respect thereto. The number of unvested Performance Cash Units that shall vest will be equal to the product of (i) the total number of Performance Cash Units granted pursuant to this Agreement and (ii) a fraction, the numerator of which is the total number of days that have elapsed between the Award Date and the date such Participant’s employment terminated and the denominator of which is the total number of days between the Award Date and the final Vesting Date under this Agreement, and shall be paid out in accordance with Section 7 of this Agreement. For the avoidance of doubt, nothing in this paragraph is intended to modify the definition of Vesting Date in paragraph 4.

(c)Termination Other than for Cause, Death, Disability or Retirement. In the event that the employment of the Participant with the Company shall terminate for any reason other than Cause, Disability, Retirement or death, all unvested Performance Cash Units granted to such Participant shall expire at the commencement of business on the date of such termination, and no payment shall be made to the Participant with respect thereto. Except as otherwise provided herein or in the Plan or Guidelines, any vested Performance Cash Units shall be paid out in accordance with Section 7 of this Agreement.

9.Subsidiaries. Unless the Committee determines otherwise, any unvested Performance Cash Units held by a Participant employed by an entity that is a Subsidiary will terminate and be forfeited immediately on the date such entity ceases to be a Subsidiary of Southwestern.

10.Change in Control. Upon a Change in Control, all outstanding unvested Performance Cash Units shall fully vest and each vested Performance Cash Unit will be paid out at the greater of (i) the Target Value or (ii) the Payment Value. For the purpose of this paragraph only, the Performance Period will be deemed to end and the Vesting Date will be deemed to occur upon a Change in Control. Any amounts payable under this Section shall be paid in a lump sum within five business days following the Change in Control.

11.Limitations on Transfer. No Performance Cash Unit shall be assignable or transferable otherwise than by will or by the laws of descent and distribution.

12.Adjustment. Pursuant to Section 9 of the Plan and the Guidelines, the Committee may adjust the Performance Targets for the relevant Performance Period to exclude the impact of charges for restructurings, discontinued operations, extraordinary items, all non-cash charges resulting from any write-down of oil and gas properties and all other non-cash components of Accumulated Other Comprehensive Income (AOCI), other unusual or non-recurring items, and the cumulative effect of accounting changes, each as defined by generally accepted accounting principles and as identified in Southwestern’s audited financial statements, including the notes thereto.

13.Responsibility for Taxes. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the vesting or payment of this Award, in accordance with Section 16 of the Plan. However, upon the settlement of this Award in cash, or any payment with respect to this Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

14.Conformity with the Plan. This Agreement is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms of the Plan, as interpreted by the Committee in accordance with the Guidelines, shall govern.

15.No Rights to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate the Participant’s employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of this Award.

16.Consent to Transfer Personal Data. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 17. The Company holds certain personal information about the Participant for the purpose of managing and administering the Plan (the “Data”). The Company may transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Participant authorizes the Company and any third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired or received pursuant to the Plan.

17.Confidentiality. The Participant agrees not to disclose the existence or terms of this Award to any other employees of the Company or third parties with the exception of the Participant’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process.

18.Failure to Comply; Recoupment.

(a)In addition to the remedies provided for in the Plan, if the Participant fails to comply with any of the terms and conditions of the Plan, the Guidelines or this Agreement, unless such failure is remedied within ten (10) days after the Participant is notified of such failure by the Committee, such failure to comply shall be grounds for the cancellation and forfeiture of this Award, in whole or in part, as the Committee may determine.

(b)Notwithstanding anything herein to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to recoup compensation of whatever kind paid by the Company at any time to a Participant under the Plan, including any benefits the Participant may receive in connection with the grant or vesting of Performance Units pursuant to this Agreement.

19.Modification. This Agreement, the Guidelines and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof. The Committee may amend, modify or terminate this Agreement in accordance with Section 17 of the Plan, provided that no such amendment or modification shall adversely affect the right of the Participant under this Agreement without the Participant’s written consent other than as set forth in Section 17(b) of the Plan.

20.Section 409A of the Code. The benefits provided hereunder shall be paid in such a manner as to satisfy Section 409A of the Internal Revenue Service Code (the “Code”) or an

exception to the application of Section 409A of the Code. To the extent that these benefits would otherwise become subject to Section 409A of the Code, this Agreement, the Guidelines and the Plan shall be interpreted and construed to the fullest extent allowed under Section 409A of the Code and the applicable guidance thereunder to satisfy the requirements of an exception or to comply with Section 409A of the Code and the applicable guidance thereunder and to avoid any additional tax thereunder. Notwithstanding the foregoing or any provision of this Agreement, the Guidelines or the Plan to the contrary, in no event shall the Company be liable to a Participant on account of this Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code.

21.Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of Delaware, without regard to any state’s conflict of law principles.

22.Electronic Delivery and Acceptance. The Company may, in its sole and absolute discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and/or require the Participant to accept this Award or any future Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees that acceptance of this Award and any future Award may be through an on-line or electronic system established and maintained by Southwestern or a third party designated by the Southwestern.

23.Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

24.Waiver. The waiver by the Company with respect to the Participant’s compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

25.Participant Acknowledgment. By accepting this Agreement, the Participant agrees to be bound to all of the terms and conditions of this Agreement, the Guidelines and the Plan, as the same may be amended from time to time.

IN WITNESS WHEREOF, Southwestern has caused this Agreement to be executed by its undersigned duly authorized officer as of the ____ day of ________, 20____.

SOUTHWESTERN ENERGY COMPANY

By: _______________________________

______________________________________
Participant

Exhibit A